Exhibit 99

FOR RELEASE –– OCTOBER 26, 2011

Corning Announces Third-Quarter Results

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the third quarter of 2011.

Third-Quarter Highlights
•	Sales were $2.1 billion, an increase of 3% sequentially and 30% year over year.
•	Earnings per share were $0.51. Excluding special items, earnings per share were $0.48*, consistent with last quarter, but down 6% year over year.
•
Display Technologies’ wholly owned business volume increased in the mid-single digits sequentially and was up more than 30% year over year. Samsung Corning Precision Materials Co., Ltd.’s volume declined more than 20% sequentially and 25% year over year. The combined total glass volume of Corning’s wholly owned business and SCP declined about 10% sequentially, in line with the overall glass market.

•	The Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences business segments all experienced substantial year-over-year sales gains.

Third-Quarter Financial Comparisons
	Q3 2011	Q2 2011	% Change	Q3 2010	% Change
Net Sales in millions	$2,075	$2,005	3%	$1,602	30%
Net Income in millions	$ 811	$ 755	7%	$ 785	3%
Non-GAAP Net Income in millions*	$ 766	$ 758	1%	$ 808	(5%)
GAAP EPS	$ 0.51	$ 0.47	9%	$ 0.50	2%
Non-GAAP EPS*	$ 0.48	$ 0.48	0%	$ 0.51	(6%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

“We had a very respectable quarter with all of our segments showing double-digit percentage sales growth over last year,” said Wendell P. Weeks, chairman, chief executive officer and president. “Our results were in line with the revised forecast we provided in September, when we first explained that LCD glass volume would be lower than expected as a result of a slowing in panel maker utilization rates and some share loss at SCP.”

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Corning Announces Third-Quarter Results
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He added, “We saw particularly robust performance in our Telecommunications segment with strong year-over-year growth in all product lines. Global demand for optical fiber remains healthy.” Weeks said that the business fundamentals in Corning’s core markets remain solid, “We firmly believe that we are well positioned to achieve our goal of becoming a $10 billion company within the next several years.”

Third-Quarter Segment Results
Sales in the Display Technologies segment were $815 million, a 7% sequential and 26% year-over-year increase. Price declines in the quarter were in line with the company’s expectations.  Segment results also benefited from a stronger Japanese yen.

“The display supply chain experienced a contraction in the third quarter as demand for LCD TVs remained strong worldwide while panel makers ran at lower utilization rates, especially in Korea. We believe the supply chain exited the third quarter with about 14 weeks of inventory, which is a level we have not seen since early 2009. The inventory contraction is a major factor in Corning revising its estimate of the worldwide glass market to 3.2 billion square feet for the year,” said James B. Flaws, vice chairman and chief financial officer.

Telecommunications segment sales were $560 million, an increase of 2% sequentially and 21% year over year. Sales of enterprise network products increased 9% and fiber-to-the-home sales increased more than 30% year over year.

Environmental Technologies segment sales were $247 million, a slight decline sequentially, but a 19% year-over-year increase.

Specialty Materials segment sales were $299 million, an increase of 6% sequentially and nearly 90% over last year. The business continues to benefit from extremely strong market acceptance of its industry-leading cover glass, Corning® Gorilla® Glass, for handheld devices, tablets, and laptop computers.

Life Sciences segment sales of $153 million were consistent sequentially and increased 22% year over year. Recent acquisitions contributed significantly to the sales increase.

Corning’s equity earnings were $324 million, a decrease of 24% sequentially and 36% year over year. The decline was driven by lower LCD glass volumes at SCP and lower demand for Dow Corning Corporation’s silicone products.

Gross margin for the quarter was 47% versus 44% in the previous quarter. The margin improvement was driven in part by strong operating performance in both Display Technologies and Specialty Materials business segments.

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Corning Announces Third-Quarter Results
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Looking Forward
The company expects LCD glass volume at its wholly owned business to be even or slightly down compared to last quarter. Glass volume at SCP is expected to increase at least 20% sequentially due primarily to the business regaining share lost in the previous quarter and higher panel maker utilization rates. The company also expects pricing pressure at both its wholly owned business and SCP to be more significant in the fourth quarter than in previous quarters.

“We believe the Korean panel makers will run at higher utilization rates in the fourth quarter, which is typically a period of significant seasonal retail demand. Panel maker utilization rates outside of Korea will vary, but in aggregate will be comparable to the third quarter,” Flaws commented.

“The display industry faced an unusual market dynamic this year. Retail demand for LCD products continues to be stronger than actual LCD glass demand. Retail demand should be up about 13% for the year. This gives us confidence that when the supply chain correction ends, glass demand will resume growth more in line with retail performance,” he said.

In the Telecommunications segment, Corning expects fourth-quarter sales to decline in the range of 10% to 15%, the result of normal seasonality in the industry.

Environmental Technologies segment sales also are expected to decline between 5% and 10% in the fourth quarter, due to typical seasonal slowdown.

In the Specialty Materials segment, Corning anticipates fourth-quarter sales declines of about 15%, reflective across all product lines including Gorilla® Glass.

In the Life Sciences segment, Corning expects a slight sales decline due to typical seasonal slowdown.

Corning expects equity earnings to be down about 5% sequentially. The decline will be the result of lower earnings at Dow Corning, where demand for silicone products has slowed significantly. Dow Corning’s Hemlock Semiconductors business may be negatively impacted by declining demand in the solar market.

Finally, Flaws pointed out that Corning remains confident about its long-term business prospects and its good financial health. He noted that the company recently increased its quarterly common stock dividend, in line with its performance as a consistent cash generator, and authorized a $1.5 billion stock buyback program. Flaws said “The board’s decision to repurchase shares reflects our belief that the long-term value of our businesses is substantially greater than our current share price.”

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Corning Announces Third-Quarter Results
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Upcoming Meetings
Corning executives will present at the UBS Technology Conference in New York on Nov. 15, and attend the CSFB Technology Conference in Scottsdale, Ariz., on Nov. 29. The company also will present at the Barclay’s Technology Conference in San Francisco on Dec. 8.

Third-Quarter Conference Call Information
The company will host a third-quarter conference call on Wednesday, Oct. 26 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1096 or for international access call (612) 332-0107 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER THREE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, Nov. 9, 2011. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 219706. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces Third-Quarter Results
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Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net sales	$2,075	$1,602	$6,003	$4,867
Cost of sales	1,097	878	3,262	2,585

Gross margin	978	724	2,741	2,282

Operating expenses:
Selling, general and administrative expenses (Note 1)	216	250	750	731
Research, development and engineering expenses	166	148	494	437
Amortization of purchased intangibles	4	2	11	6
Restructuring, impairment and other credits		(1)		(3)
Asbestos litigation charge (credit) (Note 2)	5	6	15	(41)

Operating income	587	319	1,471	1,152

Equity in earnings of affiliated companies	324	504	1,150	1,447
Interest income	6	3	15	8
Interest expense	(23)	(29)	(72)	(81)
Other income, net	27	2	97	130

Income before incomes taxes	921	799	2,661	2,656
Provision for income taxes (Note 3)	(110)	(14)	(347)	(142)

Net income attributable to Corning Incorporated	$811	$785	$2,314	$2,514

Earnings per common share attributable to Corning Incorporated:
Basic (Note 4)	$0.52	$0.50	$1.48	$1.61
Diluted (Note 4)	$0.51	$0.50	$1.46	$1.59
Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	September 30, 2011	December 31, 2010
Assets

Current assets:
Cash and cash equivalents	$4,901	$4,598
Short-term investments, at fair value	1,520	1,752
Total cash, cash equivalents and short-term investments	6,421	6,350
Trade accounts receivable, net of doubtful accounts and allowances	1,189	973
Inventories	939	738
Deferred income taxes	356	431
Other current assets	359	367
Total current assets	9,264	8,859

Investments	4,890	4,372
Property, net of accumulated depreciation	10,266	8,943
Goodwill and other intangible assets, net	881	716
Deferred income taxes	2,715	2,790
Other assets	157	153

Total Assets	$28,173	$25,833

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$27	$57
Accounts payable	938	798
Other accrued liabilities	1,044	1,131
Total current liabilities	2,009	1,986

Long-term debt	2,282	2,262
Postretirement benefits other than pensions	891	913
Other liabilities	1,300	1,246
Total liabilities	6,482	6,407

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,635 million and 1,626 million	818	813
Additional paid-in capital	13,014	12,865
Retained earnings	8,958	6,881
Treasury stock, at cost; Shares held: 66 million and 65 million	(1,243)	(1,227)
Accumulated other comprehensive income	93	43
Total Corning Incorporated shareholders’ equity	21,640	19,375
Noncontrolling interests	51	51
Total equity	21,691	19,426

Total Liabilities and Equity	$28,173	$25,833

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash Flows from Operating Activities:
Net income	$811	$785	$2,314	$2,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	241	212	699	624
Amortization of purchased intangibles	4	2	11	6
Asbestos litigation charges (credits)	5	6	15	(41)
Restructuring, impairment and other credits		(1)		(3)
Cash received from settlement of insurance claims			66
Loss on retirement of debt		30		30
Stock compensation charges	21	22	66	77
Undistributed earnings of affiliated companies	(249)	(438)	(686)	(1,096)
Deferred tax provision (benefit)	22	(25)	118	(15)
Restructuring payments	(2)	(8)	(15)	(58)
Credits issued against customer deposits	(7)	(8)	(21)	(76)
Employee benefit payments less than (in excess of) expense	37	(53)	105	(81)
Changes in certain working capital items:
Trade accounts receivable	61	131	(182)	(62)
Inventories	(27)	(85)	(170)	(147)
Other current assets	(7)	(15)	(49)	25
Accounts payable and other current liabilities, net of restructuring payments	(64)	7	(107)	8
Other, net	67	(134)	(132)	38
Net cash provided by operating activities	913	428	2,032	1,743

Cash Flows from Investing Activities:
Capital expenditures	(640)	(225)	(1,666)	(534)
Acquisitions of businesses, net of cash received			(148)
Net proceeds from sale or disposal of assets	1	1	2	1
Short-term investments – acquisitions	(348)	(1,106)	(2,193)	(2,000)
Short-term investments – liquidations	574	424	2,426	1,318
Other, net	(5)	4	(1)	6
Net cash used in investing activities	(418)	(902)	(1,580)	(1,209)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(10)	(9)	(22)	(70)
Principal payments under capital lease obligations		(1)	(32)	(1)
Proceeds from issuance of long-term debt, net	34	689	34	689
Retirements of long-term debt, net		(264)		(264)
Proceeds from issuance of common stock, net				15
Proceeds from the exercise of stock options	9	10	82	39
Dividends paid	(79)	(79)	(237)	(235)
Net cash (used in) provided by financing activities	(46)	346	(175)	173
Effect of exchange rates on cash	(157)	216	26	54
Net increase in cash and cash equivalents	292	88	303	761
Cash and cash equivalents at beginning of period	4,609	3,214	4,598	2,541

Cash and cash equivalents at end of period	$4,901	$3,302	$4,901	$3,302

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended September 30, 2011
Net sales	$815	$560	$247	$299	$153	$1	$2,075
Depreciation (1)	$131	$31	$27	$41	$8	$3	$241
Amortization of purchased intangibles		$2			$1		$3
Research, development and engineering expenses (2)	$21	$29	$27	$35	$3	$22	$137
Equity in earnings of affiliated companies	$222			$5		$4	$231
Income tax (provision) benefit	$(118)	$(30)	$(15)	$(16)	$(10)	$9	$(180)
Net income (loss) (3)	$593	$82	$32	$38	$21	$(17)	$749

Three months ended September 30, 2010
Net sales	$645	$464	$208	$159	$125	$1	$1,602
Depreciation (1)	$129	$27	$26	$20	$8	$3	$213
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$22	$27	$24	$25	$5	$24	$127
Restructuring, impairment and other credits		$(1)					$(1)
Equity in earnings of affiliated companies	$386		$1			$16	$403
Income tax (provision) benefit	$(108)	$(20)	$(5)	$2	$(7)	$10	$(128)
Net income (loss) (3)	$648	$41	$11	$(5)	$13	$(12)	$696

Nine months ended September 30, 2011
Net sales	$2,365	$1,582	$764	$836	$452	$4	$6,003
Depreciation (1)	$378	$91	$79	$120	$25	$8	$701
Amortization of purchased intangibles		$5			$5		$10
Research, development and engineering expenses (2)	$73	$90	$73	$100	$12	$68	$416
Equity in earnings of affiliated companies	$835	$4	$1	$13		$13	$866
Income tax (provision) benefit	$(375)	$(71)	$(44)	$(28)	$(24)	$28	$(514)
Net income (loss) (3)	$1,857	$169	$93	$69	$51	$(52)	$2,187

Nine months ended September 30, 2010
Net sales	$2,261	$1,269	$584	$381	$368	$4	$4,867
Depreciation (1)	$386	$89	$77	$43	$24	$9	$628
Amortization of purchased intangibles		$1			$5		$6
Research, development and engineering expenses (2)	$66	$84	$70	$61	$13	$80	$374
Restructuring, impairment and other credits		$(1)		$(2)			$(3)
Equity in earnings of affiliated companies	$1,083	$1	$5			$32	$1,121
Income tax (provision) benefit	$(391)	$(38)	$(12)	$14	$(24)	$34	$(417)
Net income (loss) (3)	$2,107	$79	$27	$(29)	$48	$(46)	$2,186

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.  In the three and nine months ended September 30, 2011, the Telecommunications segment included a credit of $22 million on the reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net income of reportable segments	$766	$708	$2,239	$2,232
Non-reportable segments	(17)	(12)	(52)	(46)
Unallocated amounts:
Net financing costs (1)	(47)	(47)	(146)	(137)
Stock-based compensation expense	(21)	(22)	(66)	(77)
Exploratory research	(23)	(15)	(59)	(44)
Corporate contributions	(6)	(7)	(38)	(26)
Equity in earnings of affiliated companies, net of impairments (2)	93	101	284	326
Asbestos settlement (3)	(5)	(6)	(15)	41
Other corporate items (4)	71	85	167	245
Net income	$811	$785	$2,314	$2,514

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)
Primarily represents the equity earnings of Dow Corning Corporation.  In the nine months ended September 30, 2010, equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation.

(3)
In the three and nine months ended September 30, 2011, Corning recorded a charge of $5 million and $15 million, respectively, to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.  In the three and nine months ended September 30, 2010, Corning recorded a charge of $6 million and a net credit of $41 million, respectively, primarily to reflect the change in the terms of the proposed asbestos settlement.

(4)
In the three months ended September 30, 2011, Corning recorded a $41 million tax benefit from the filing of an amended 2006 U.S. Federal Tax return to claim foreign tax credits.  In the three months ended September 30, 2010, Corning recorded a loss of $30 million ($19 million after-tax) from the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.  In the nine months ended September 30, 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Contingent Liability

In the third quarter of 2011, we recognized a credit of $22 million resulting from a reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

2.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the third quarter of 2011, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

3.	Provision for Income Taxes

In the third quarter of 2011, we recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments.

4.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended September 30,		Three months ended June 30, 2011
	2011	2010

Basic	1,569	1,557	1,568
Diluted	1,588	1,580	1,591
Diluted used for non-GAAP measures	1,588	1,580	1,591

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2011
	Q1	Q2	Q3	Nine Months Ended Sept. 30

Display Technologies	$790	$760	$815	$2,365

Telecommunications
Fiber and cable	248	265	276	789
Hardware and equipment	226	283	284	793
	474	548	560	1,582

Environmental Technologies
Automotive	123	121	119	363
Diesel	136	137	128	401
	259	258	247	764

Specialty Materials	254	283	299	836

Life Sciences	144	155	153	452

All Other	2	1	1	4

Total	$1,923	$2,005	$2,075	$6,003

	2010
	Q1	Q2	Q3	Q4	Total

Display Technologies	$782	$834	$645	$750	$3,011

Telecommunications
Fiber and cable	190	227	232	229	878
Hardware and equipment	174	214	232	214	834
	364	441	464	443	1,712

Environmental Technologies
Automotive	117	109	119	117	462
Diesel	75	75	89	115	354
	192	184	208	232	816

Specialty Materials	96	126	159	197	578

Life Sciences	118	125	125	140	508

All Other	1	2	1	3	7

Total	$1,553	$1,712	$1,602	$1,765	$6,632

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.48	$904	$766

Special items:
Contingent liability (a)	0.01	22	22

Asbestos settlement (b)		(5)	(3)

Provision for income taxes (c)	0.02		26

Total EPS and net income	$0.51	$921	$811

(a)	In the third quarter of 2011, Corning recognized a credit of $22 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In the third quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(c)	In the third quarter of 2011, Corning recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.48	$883	$758

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$878	$755

(a)	In the second quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.51	$835	$808

Special items:
Asbestos settlement (a)		(6)	(4)

Loss on repurchase of debt (b)	(0.01)	(30)	(19)

Total EPS and net income	$0.50	$799	$785

(a)	In the third quarter of 2010, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(b)
In the third quarter of 2010, Corning recorded a $30 million loss ($19 million after-tax) on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2011
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended September 30, 2011 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended September 30, 2011	Nine months ended September 30, 2011

Cash flows from operating activities	$913	$2,032

Less: Cash flows from investing activities	(418)	(1,580)

Plus: Short-term investments – acquisitions	348	2,193

Less: Short-term investments – liquidations	(574)	(2,426)

Free cash flow	$269	$219